SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Revised Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NYMEX HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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On February 14, 2006, NYMEX Holdings, Inc. (the “Company”) issued a notice (the “Notice to Members”) in which the Company announced that an informational stockholders’ forum was scheduled to be held on Thursday, March 2, 2006 at 3:00 p.m. at the Company’s headquarters, to discuss the proposed General Atlantic transaction in connection with which the Company filed a definitive joint proxy statement with the Securities and Exchange Commission (the “SEC”) on February 10, 2006. A copy of the Notice to Members was filed as Exhibit 99.1 to a Current Report on Form 8-K filed with the SEC on February 15, 2006.

A replay of the informational presentation delivered at the March 2, 2006 forum is available via audiocast on nymex.com. A transcript of the informational presentation and a copy of the presentation materials are attached below. To listen to the internet audiocast, click the “Stockholder Meetings” link from the “Shareholder Relations” menu on nymex.com, then select the March 2 meeting.

The attached transcript and presentation slides are summary materials only. Stockholders and members should rely upon the definitive joint proxy statement in making their decision. Accordingly, stockholders and members are urged to read the definitive joint proxy statement in its entirety, including the documents attached to the definitive joint proxy statement, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the proposed General Atlantic transaction, the persons soliciting proxies in connection with the proposed General Atlantic transaction and the interests of these persons in the General Atlantic transaction and related matters. When these documents are filed, they can be obtained for free at the SEC’s website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

INFORMATIONAL MEETING

FOR SHAREHOLDERS and MEMBERS

March 2, 2006, 3:00 p.m.

New York Mercantile Exchange

World Financial Center

One North End Avenue

New York, New York

REGENCY REPORTING, INC.

Certified Shorthand Reporters & Videographers

425 Eagle Rock Avenue Roseland, NJ 07068	310 S. Juniper Street Philadelphia, PA 19107

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A P P E A R A N C E S:

PANEL MEMBERS:

MITCHELL STEINHAUSE

JAMES NEWSOME

BILL FORD

RICHARD SCHAEFFER

ALSO PRESENT:

ROBERT M. LEVINE, CM

Court Reporter

MR. STEINHAUSE: First, I want to thank you for coming today and braving the storm. I really appreciate that. Before I begin there are two things I need to cover. One is please turn off all your cell phones. We do not allow electronic devices. And I will do so also.

The second is to read a sentence that the lawyers have asked me to recite:

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to our future performance, operating results, strategy, and other future events.

Thank you.

Today’s meeting is a chance to address any remaining questions you may have about the proposed transaction with General Atlantic. Many of you have provided valuable input and we’ve been able to answer most of your questions already.

As you know, there are a number of other things going on here at NYMEX, including important developments on side-by-side trading, Jim Newsome will briefly discuss those initiatives later, but the focus today is on the GA transaction. We have been having and will continue to have other informational meetings on side-by-side to get your input, but that’s not the focus of this meeting. Today, I ask you to limit your questions to the GA transaction.

Before I move on, let me introduce, Jim Newsome, our president, and after we close the transaction, also our CEO. Also with me today is Bill Ford, president, of GA. Richard Schaeffer, our vice chairman, and our board of directors along with representatives of JP Morgan and Skadden Arps, our financial and legal advisors.

Following some brief opening remarks, we will take your questions. We ask that you hold off all of your questions until that time.

I’ll only touch on this slide briefly, because I think by now I think you know the steps we have taken, why we started this strategic review and why we think GA is the best partner for NYMEX and all of you.

We’ve been at this for over a year now and in true NYMEX fashion we’ve heard a lot from you about what you liked and didn’t like. And we’ve incorporated your comments into the definitive proxy that we mailed to you a couple of weeks ago, and hopefully you have had the chance to review it by now. As always, we thank you for your input.

Those who continue to disagree have also made their feelings known. But the views of a few objectors should not obscure the value that GA will bring to the table as we move toward an IPO and beyond.

NYMEX is now facing the competitive challenges that are unprecedented in our history. The GA transaction and any future public offering will help us meet these changes head-on.

As I said before, NYMEX is unique because all of us know each other as friends, as colleagues, and even as competitors. Now it’s time for all of us to pull together for the benefit of all the shareholders and NYMEX itself.

Partnering with GA will provide us with a better platform for the future. We will benefit from their experience in the capital markets and their support for the NYMEX business model.

All of the terms of this transaction are detailed in the definitive proxy, but I’ll review the key financial terms. The GA transaction values NYMEX’s equity at 1.6 billion and possibly at 1.7 billion if we satisfy certain conditions.

Again, GA is not buying any seats.

Shortly after the close of the transaction, $160 million, or approximately $196,000 per share will be distributed to our shareholders. GA will not receive this dividend.

The transaction includes an additional payment of $10 million to our shareholders if shareholders approve the transaction at the special meeting on Monday, March 13th.

We conduct our annual meeting on Monday, May 1st to elect the new 15 member-Board and we execute an IPO by the end of the year that values our equity at $2 billion or more.

This slide shows what the board will look like following the transaction, which is a great example of how we listened to you throughout this entire process. After the preliminary proxy, a lot of you asked us to change the proposed selection process for the new board, so we did.

Once the transaction closes, the current 24 board members plus Bill Ford from GA will serve until our next annual meeting on May 1st of this year. Bill will fill the current vacancy on the board.

Jim Newsome will become our CEO once the transaction closes. On May 1st, assuming the transaction closes, Jim and Bill Ford will join the new 15-member board. You will vote for the other 13 members of the new board at this time.

All 15 members of the new board will serve one-year terms, instead of the current three-year staggered terms, and will include the following: two from the at-large group; two from the equity holder group; one from the FCM group; one from the floor broker group; one from the local trader group; one from the trade group; three public directors; the NYMEX chairman and the NYMEX vice chairman. Jim Newsome, as the president of NYMEX. And Bill Ford as the GA representative.

Shareholders will be able to elect the board each year at our annual meeting, which we plan to hold each May moving forward.

This new structure, especially the inclusion of Jim Newsome as our CEO on the board both enhances the board’s accountability to shareholders and conforms with the best practice in terms of corporate governance.

This slide includes all the trading rights that you will be getting upon this transaction which don’t exist today. I’ll just make a few observations.

GA is not acquiring any trading rights. There will be provisions to support and protect open outcry trading, including a requirement of continued financial support for technology, marketing and research for open outcry.

These provisions also state that core futures and contracts cannot be eliminated without a vote of trading rights holders, as long as specified liquidity requirements are met.

This slide includes a summary of the proposed electronic trading privileges that part of the GA transaction.

I won’t go over these point by point as they’re all included in the proxy. We’ll be happy to take your questions on these during the Q&A.

If the NYMEX floor is closed permanently for a product or 90 percent of that product’s trading volume is done electronically, then members will receive royalty payments on the electronic trading of that product.

The royalty payment will be the greater of 10 percent of the gross revenue from the electronic trading of the product or 100 percent of the revenue from any additional special fee or surcharge applicable to electronic trading of the product.

Members also will receive the fees charged to participants of the NYMEX miNY designee program for as long as the program exists.

GA, since they will not own any of these trading rights, will not receive any of these royalty payments.

In the event changes are proposed to the trading rights, the board, in order to act quickly, will use a COMEX-style negative consent procedure.

The board will send notice of proposed change to Class A members. If less than 10 percent of the Class A membership objects to the proposed change within 15 days, the proposed change will be deemed approved. If at least 10 percent of the Class A membership objects to the proposed change within 15 days, a special meeting of the Class A members will be called to vote on the proposed change.

This COMEX-style negative consent procedure will not be used for those trading rights which require the consent of 75 percent of all outstanding memberships.

Finally, there are a few other major transaction terms that I would like to highlight for you. For five years following the close of the transaction, GA is prohibited from seeking control of the board or management.

In addition, shareholders who want to sell their shares prior to an IPO must first offer their shares to all non-GA shareholders before offering them to GA.

And the restriction on GA owning is maximum of 20 percent of voting power will remain in place without a time limit.

Finally, there’s no break-up or other expense reimbursement if the deal is not approved.

With that, I’ll now turn it over to Bill Ford. Thank you.

MR. FORD: Thank you, Mitchell. Since the middle of last year, my colleagues at General Atlantic and I have spoken and worked with many of you as you’ve considered NYMEX’s future path. This has been a productive and important process.

All of us at GA are excited about the opportunity to invest in NYMEX and to become your business and investment partner. We remain convinced that we have the skills and experience to help NYMEX enhance its leading competitive position in the energy markets and to build shareholder value now and in the long term as a public company.

Many of you are now more familiar with General Atlantic than when this process began. However, I wanted to emphasize a few key points which make our firm unique.

We have a stable capital base of $10 billion, which is entrusted to us by about

20 families, endowments, and foundations. We are not a traditional fund and our capital partners have a long-term view.

GA has a 26-year history and track record of building long-term value in more than 150 companies.

Because our capital base is long-term oriented, our investment period is usually five years and sometimes longer. We can allocate significant resources from our global organization to work with and help build market-leading companies like NYMEX.

We also have significant experience in helping companies complete initial public offerings. Of the 150 companies we have invested in, more than 30 have completed IPOs.

We are typically a minority investor, so that the role we hope to play as a 10 percent partner in the NYMEX is one that we are very comfortable with and one that has been very successful in the past.

General Atlantic has deep experience with technology-related businesses. We have learned how technology can be used by organizations to strengthen their products and services and to increase their competitive advantage. Moreover, we have a strong understanding of the financial services sector, specifically exchanges.

I talked before about initial public offerings. And we have a lot of experience in that regard. Here are some of the ways we’ve been involved with IPOs.

First, many of our private equity investments have served as a stepping-stone to a high quality IPO.

Second, we have stayed invested in companies long after the IPO, usually through the five years. That is important for you, because after the IPO, you will have a very sizable investment in NYMEX stock.

Some of you may be wondering what it is we do to help a company prepare for an initial public offering. And I wanted to touch on a few things.

Improving corporate governance and board processes. Bringing internal financial control systems to the highest standards.

Selecting and working with a team of investment bankers.

Clarifying business strategy and developing key initiatives into a long-term plan. And forming an effective investor presentation for the IPO road show, while anticipating key investor issues.

Here is a snapshot of the NYMEX’s GA team.

I am the lead member of our team, but there are also several other experienced GA professionals who will be working closely with NYMEX. Everyone on the GA team has experience working with financial services and technology companies.

Peter Bloom, for example, leads our technology team. Before joining GA, Peter Bloom was a managing director at Salomon Brothers and in charge of their technology and back office business. He has in-depth trading and technology experience and works closely with the technology teams of our portfolio companies.

Rene Kern, Franchon Smithson, and Alex Chulack, and Rohit Sahni all have many years of experience working with growth companies and technology businesses like the NYMEX.

Once we complete our investment in the NYMEX, we will be active and bring our best ideas to your board and management team. We will continue to dedicate our people to help move NYMEX forward and billed shareholder value.

Based on what we know today, and based on our discussions with your board, here are a few of the areas where we would focus our efforts.

We want to work with your management team and board to develop and execute a strategic growth agenda that will focus on new products and geographies, as well as potential acquisitions and strategic alliances.

We will be actively involved with NYMEX on technology strategy. While the open outcry system has made NYMEX a liquidity leader, we understand the board is considering an accelerated introduction of side-by-side strategy.

We will work with the Exchange to bolster technology resources to make this possible. If that is what is decided almost immediately we will expect to focus on preparing and executing a high quality NYMEX IPO working to strengthen the corporate governance in anticipation of an IPO. And making sure the financial and budgeting processes are ready for the rigors of being a public company.

In closing, I’d like to make a few comments.

First, we understand the financial services industry and we understand technology. In addition, we understand the transition of migrating from a private company to being a public company and the IPO process.

Second, if you choose to move forward with GA, it will be a long-term partnership. We will work together to increase the value of your investment far beyond the IPO. Thank you.

I look forward to taking your questions at the end. And I hope you will support the investment proposal. I’ve enjoyed getting to know many of you. And I look forward to meeting many more of you in the near future.

Now I’ll turn this over to Jim.

MR. NEWSOME: Thank you, Bill.

Mr. Chairman, Mr. Vice Chairman, members of the board, members of the Exchange, I’m proud to make comment this afternoon on behalf of the staff of NYMEX.

Last year, we engaged the services of a well-known technology consultant former COO and chief operating officer of E-Trade to give us an independent opinion of our electronic trading and IT strategies. It was his view that we were on the right track. But he did give us some specific recommendations regarding robustness and distribution.

Following both his and our internal IT recommendations, the board allocated an additional $15 million to enhance technology. And the IT department completed a two-and-a-half year project to revamp the entire technology infrastructure of more than 100 applications throughout the organization even while keeping up with the greatly increased volume and market volatility.

We all want to continue improving our technology. But the fact is we have many successes regarding technology. We have a very successful migration of the E-mail products from Globex to our ClearPort system. And we’ve handled record volume of E-mail since that migration.

We have also handled record volume across the board with regard to our electronic contracts, most specifically during the hurricanes and the volume and the volatility that were created in our marketplaces. Even though NYMEX is not recognized as the electronic energy exchange, I want to remind you that we trade and clear every day more electronic contracts. We have listed more electronic contracts over the last year and a half than all other exchanges globally combined. However, we can do more and we will.

As most of you know, the board has decided to implement daytime electronic trading side-by-side with open outcry, to enhance our competitiveness. This decision has been very favorably reviewed by the marketplace.

General Atlantic supports our decision to adopt side-by-side electronic trading. Bill and his team have always supported our open outcry complemented by a robust electronic capability.

GA shares our belief that open outcry and electronic trading can operate together. And that both forms of trading can thrive at the NYMEX.

Trades in the core floor-traded energy futures contracts will be able to be executed on NYMEX ClearPort electronic trading system.

In determining how to appropriately move forward, four informational meetings have been held to get feedback from you as our members, member firms and customers.

We held a meeting in Chicago earlier this week to meet with customers to gather their input. And we have a meeting in Houston scheduled for next week to do exactly the same. Unfortunately, last year the Congress did not reauthorize the CFTC. And we have to deal with that congressional situation again this year.

There are a number of legislative issues that are on the forefront other than reauthorization. There is currently a bill pending in the Senate that we’re keeping our eyes on. But we also have the expectation that there will be a number of bills introduced this year that were similar to last year that could have a negative impact on NYMEX regarding narrower position limits, et cetera. We certainly are going to keep our eyes and to monitor those processes to make sure that we protect the interests of NYMEX.

Another issue in Washington deals with our primary competitor, the Intercontinental Exchange, and their recent trading of the WTI contract as regulated by the FSA in the UK. We’ve applied to the CFTC to review this process. And, for one, as a former chairman of the CFTC, I believe that the fact that they are allowed to trade a domestic product from a U.S. exchange and a U.S. matching engine raises real regulatory issues that should be reviewed by the Commission.

However, if the Commission determines to allow this type of process to move forward, NYMEX does have a couple of alternatives that we’re looking at now. One would be to utilize our FSA registration in London to move our strong trading products to that FSA regulated marketplace. So that we could operate on a level playing field with ICE. However, taking that approach does raise some other issues that we would have to deal with.

Secondly, it has given us the current opportunity to discuss with the CFTC options that could move away from the hard position limits that we are currently facing, to more position accountability which is the FSA model.

Our compliance staff, our general counsel’s office, are working with the CFTC for relief on both of those issues as we sit here. And we feel like we certainly have a strong argument and some real possibilities to give some relief with regard to position limits so that we have an opportunity to compete on a more level playing field.

The transaction tax. It’s a bad idea that just won’t die or won’t go away. The President’s budget for fiscal year 2007 includes a transaction tax on exchange-traded futures and options. And use of that transaction tax to fully fund the CFTC.

There’s no question that this user fee on futures transactions would raise our cost of doing business on regulated markets, harm market liquidity, and have a negative impact on the competitiveness of U.S. futures exchanges. Futures industries parents, including NYMEX, the other exchanges FIA and the NFA are drafting a joint letter opposing the Administration’s proposed tax. We plan to file that letter this week.

From the international standpoint I want to make some brief comments on both Dubai and London. The Dubai Mercantile Exchange of which NYMEX is a partner is on line for a fourth quarter launch.

The staff, the board, specifically some members of the board who are serving on the DME board have spent tremendous numbers of hours and time working on our behalf to make sure that the exchange is set up appropriately and that we’re on track to begin trading the end of the year.

The DME will be an electronic exchange and the first to introduce the hub format to its trading floor. Clusters of four to six electronic trading workstations which will be made available to regional and international financial institutions, as well as traded companies.

Excellent progress is currently being made on the development of a Middleastern benchmark contract.

With regard to London, we have completely realigned our business strategy. As all of you know based upon what the marketplace in Europe initially told us and to enhance open outcry globally, we first went down the path of a free agent open outcry exchange. It became very clear to us after opening, that the marketplace was not going to support that approach. So we have realigned the business strategy to a more stream-lined approach.

We have on board an experienced European management team that know the customers and know the marketplace in Europe. We’ve just listed 25 European based refined energy products. And we’re on track to list another 11 or 12 within the next couple of weeks. And I might add that those contracts are trading. And we’re very pleased with the amount of volume we’re experiencing in a very short period of time.

We are also working on the development of a Russian export blended crude futures contract. That contract will be traded in the London marketplace. And we recently held a very successful seminar in London. And it is our intention to follow with one in Moscow in the second quarter of this year.

To wrap up, reports in the press would have all of us believe and the public believe that the walls are falling at NYMEX.

The reality is this: 2005 was the fourth consecutive record volume year for NYMEX. 2005 was also a record year in terms of revenue. With regard to early standards in 2006, we have continued to set records for both volume and revenue. Trading clearing volume topped 215 million contracts last year. The first time that volume topped the 200 million contract mark. We have to continue to work together as a team.

We have enough external issues to address without continuing to create our own internal strife. Your staff has been and remains committed to working with you and our board to keep NYMEX as the premium energy metals exchange in the world.

Thank you very much. Mr. Chairman?

MR. STEINHAUSE: Thank you, Jim.

Before I open the floor to take your questions, let me go over the next steps in the process. Our shareholders will vote on the transaction at the special meeting on Monday, March 13th, in this same room. You can vote in person or via proxy according to the instructions included in the proxy statement we mailed to you. If shareholders approve the transaction we will work to close the transaction on Tuesday, March 14th.

Nominations for the new board, the new 15-member board will be due by Monday, March 20th. And we will hold our next annual meeting on Monday, May 1, 2006 to elect a new 15-member board.

While there are no guarantees, NYMEX and GA share common interest to conduct an IPO as soon as possible. The timing of offering, however, will depend on several factors including market conditions and regulatory and shareholder approval.

Remember that we will conduct an IPO only with the approval of our shareholders. And with that let me take your questions. I again ask you to limit your questions to the topic of the GA transaction. If you have a question, please stand at one of the microphones in the middle of the room there so everyone in the room and on the phone can hear you. We will also be taking your questions from the phone.

I would like to remind you that a transcript of this meeting will be filed with the SEC as required.

Okay. Any questions? Well, I guess we did a good job or let me satisfy everything that has been said, okay.

Frankie?

A VOICE: First, I wanted to say that I’ve reviewed the proxy and the proposed bylaws along with Bobby Sahn, David Lazarus, and some others. Mark Fisher included. And we all concluded that the bylaws and the proxy reflect the GA deal as it has been proposed. And I would, in fact, be voting in favor of the GA deal.

At the last stockholders meeting I reminded the board that we had been promised in the past that our electronic trading rights would be compensated for if we were to go forward with a full electronic trading. A provision has been added to this deal that specifically gives the Class A members, everyone who owns a trading right, a 10 percent payment of the gross. That’s the gross revenue of all electronic trading if any of our core products should become raided electronically. And that’s on page 68 of the proxy. Over time our value for our trading rights will be astronomical in my opinion. And actually we paid out tens of millions of dollars to all of the Class A members.

I wanted to thank Richard Schaeffer for working on that with me and others and getting it approved. And to Bill Ford for recognizing the value of our electronic trading rights and agreeing to that special provision. Thank you very much.

MR. STEINHAUSE: Thank you.

MR. DICKER: I’m Dan Dicker. I’ve been a member here for 20 years as a trader. I have a question for Bill Ford. Mr. Newsome talks about the robustness of our proprietary technology. And we’ve heard the exchange has made an indication that it’s going to introduce side-by-side trading.

Are you as confident of the robustness of the platform and its ability to bring us forward in the future?

MR. FORD: Yes. Part of our due diligence process, our technology team who I’ve referred to earlier, led by Peter Bloom did a thorough evaluation of the systems that are used by NYMEX and got to know Sam and his technology team. And I think, as was stated by Jim, came away impressed.

The company, NYMEX already is clearing a large volume of products electronically and is supported by a very, very strong systems capability. And while there is clearly opportunity to move forward and improve the system, I think it is important to recognize that we’re not starting from ground zero. The system’s doing the work and are functioning today. So we came out with a positive view and feel like with the right resources commitment, the team will be able to execute an electronic trade.

MR. DICKER: Well, then my follow-up would be, Bill, that, you know, we’ve been amazed by the work that you’ve done. For example, with our shareholders. And we’d like to know in many ways or at least I would like to know, is this deal has been brought to us in a lot of ways because of your technology expertise. And I would like to know as specifically as you can, what, in fact, you intend to bring to the table from a technology point of view to this. If you feel that our technology is up to snuff as it is now.

MR. FORD: Yes. I think one of the things I tried to communicate is that we have a broad team. And Peter Bloom and another individual David Gray are our technologistss as far as background electronics trading. Peter Bloom worked with me in the mid-’90s to help E-Trade move from basically proprietary online platform for the Internet and worked handily along with the technology team at E-Trade to accomplish that.

He worked also quite closely with the Archipelago folks as he worked on scaling their system and their electronic model. I expect Peter to have with me a very active dialogue directly with the NYMEX technology team. And I think he’ll be able to bring a lot of that experience to bear on some of the decisions and planning that the technology team is going to need to move forward on.

And Peter has told me this will be his number 1 priority and expects to spend several days a month here with Sam and his team. So I think you will see a very significant research commitment from GA on that issue.

I think, you know, we understand how important it is to get this right. Both to, you know, help, you know, to preserve open outcry and what exists there. But also to not stumble when we actually launch side-by-side trading. So I think we understand how important a commitment we need to make.

MR. STEINHAUSE: George Gero.

MR. GERO: I just would like to go over for the shareholders when they might be receiving a check when the transaction is completed.

MR. STEINHAUSE: We close the deal on the 14th and then the checks go out. That’s it, right? Thank you, Richie.

David?

A VOICE: I’d just like to say to Bill Ford, you know, I don’t want to contradict anything you’ve said. But I think if you feel that our trading system is a good system. You should speak to some of the traders here because a lot of the traders that I’ve spoken to feel that Access is basically a miserable system. They feel that it’s not an efficient system. And they’re unsatisfied with it. They feel that if there’s any time that we have heavy volume, it freezes up.

MR. STEINHAUSE: Dave, let me comment on that. Again, there’s a misunderstanding. Access is not the system we’re going to be trading on. The system we’re trading on is ClearPort trading. Access was developed in 1992, was upgraded in 2000. Somebody, an overnight trading system. We’ve improved it. As we saw, from July 7th we added servers. And then during Hurricane Katrina we handled over 100,000 contracts a night and over 600 users for two or three days in a row. Access is going to be phased out. You will not be trading side-by-side on

Access. It will be on the ClearPort trading system that we now use for our GA contracts which does about 150-60,000 a day. It will be a new system. So I want everybody to understand, Access is not the future. It’s the past. ClearPort trading is the future. Thank you.

A VOICE: The ones that developed, I have no familiarity with ClearPort. It’s just maybe, you know, I should speak to people that do. But to me if the same people that developed the Access and maintain the Access are the ones that are developing ClearPort —

MR. STEINHAUSE: That’s not it. Stan’s only been here three years and ClearPort started, the new system started in 2000. Maybe ‘99. I don’t really know.

Anything else? Well, yes. Richie.

A VOICE: Gentlemen, you have mentioned something about a distribution immediately. I was under the impression it was when we had the IPO.

MR. STEINHAUSE: When we have the what?

A VOICE: When we have the IPO issued.

MR. STEINHAUSE: This transaction closes the 14th. And then the distribution of the 160 million goes right to the shareholders.

A VOICE: Okay.

MR. STEINHAUSE: Oh, the addition, I apologize. You’re right. The 10 million will be.

A VOICE: The additional 10.

MR. STEINHAUSE: I’m sorry. I apologize. We do all the three steps that I had mentioned earlier, that’s when it should be the extra 10 million.

If there’s no other questions. There are. Sorry. Vinnie, I didn’t recognize you.

MR. VIOLA: Really, this is more an observation. I guess it contains a question. I want to know what the board is going to do, principally senior management and senior board officers to conduct a continuous dialogue with the membership.

We know NYMEX. And unfortunately we are in an environment where there are no consequences for, there are no consequential results from people’s wanton actions. As a membership we tend to sometimes cannibalize our effectiveness.

Is the board going to provide a constant stream of communication either by the senior management or senior level board officers to refute and to establish the simple truth around much of the disinformation that’s being allowed is irresponsibly to be communicated amongst the membership.

I think the next ten days is absolutely the most important ten days this membership faces. There’s no doubt in my mind that we are at a point, a market structure tipping point. And we have to act with dynamic and courageous conviction that our liquidity will survive as the best liquidity. I think we need to have the GA deal executed with as little political disruption as possible.

So we can think about how we’re going to leverage the experience of General Atlantic; Bill Ford particularly, the work he’s done in creating the hybrid model on the New York Stock Exchange that has rendered the floor a valuable piece of their future. And get working on that as quickly as possible.

And the disinformation and the ill-intended and nonvirtuous conduct is that you’re going to be experiencing has to have an alternative. Has to have an alternate source of facts. Many people know my feelings.

But I want to make it perfectly clear. This General Atlantic deal, the restructuring of our management, the efficiency that it brings our board’s authoritative decision-making process, the speed and leverage with which it brings an IPO, and the confidence that’s being anticipated by the institutions that are, in fact, our largest customers around this transaction cannot be underestimated.

For myself I’m going to make myself available in a very pedestrian way following this meeting right up in that corner. Any equity holder, any member, anyone who has any concerns about the deal or academic questions about the deal.

It’s this deal: Market structure, side-by-side, concurrent electronic access to all venues with full market data. Please see me. Please come up. You know you’re going to get the truth, unlike you will get from some other individuals. And you will get simple plain talk. Please. So I volunteer that service to this membership.

I want to say also that this process has been maligned. Thank God for the gods of good fortune. Because for some reason they always look over this band of brothers that are known as the NYMEX membership. Because for some reason we get it right.

So I want to tell a quick story because this is very apropos. Mitchell, I appreciate it. I was down on the floor maybe a week and one of the older guys pulled me over.

It’s funny. I won’t tell you who it is. He’s not here today.

And he pointed at me, a couple, some of the guys are in the room right now, and he said, I was a relatively young person with very, very little experience in any business really. As you know, I came right from the military.

And the guy said to me, “Come here, kid.” Back in those days it was really substantial if a person made a couple of hundred thousand dollars a year. And he said, “You see that guy over there? I said yes. “You see that young man over there?” I said yes. I had a suit on. I think we found out that wouldn’t be part of the required uniform. “That guy made his dad a millionaire. And that guy made his dad a millionaire.” I said, oh, my God, I can’t believe it. My father will be so proud. But he says, “The problem is he started out as a multimillionaire.” So I tell the story to say never trust a guy who made his father a millionaire. Thank you.

MR. STEINHAUSE: Thank you, Vinnie. Vinnie, thank you. For all the past work that you’ve done for the Exchange. I cannot thank you enough. You know, I have been sending out monthly letters, try to update the membership. I will continue to do so. And we will have more informal meetings like this as we move forward. So thank you.

If there’s nothing else. Thank you very much. I have just a couple of things to say before you all run out.

A VOICE: We have one question from the phone. It’s from Richard Helfer. And it’s for Bill Ford. I believe at the previous stockholder meeting he asked you to following question when you make an investment of this consequence what do you feel should be your profit percentage?

If I am correct in what I said, Mr. Ford answered 25 to 30 percent; is that your goal?

MR. FORD: I think what I said was that our target and goal had been in that range, but I mean the real goal should be for all of us to build as much value into the

NYMEX as we can. We will be a 10 percent shareholder. Many of you in this room will be owning the other 90 percent and from the minute we close the investment. We’re going to have one objective which is simply working with the board, the management team and all of you to build as much value as possible. And you have our commitment that that’s what we’ll be doing. I hope, we, our total, far exceeds that.

MR. VIOLA: I think the members have to be reminded that in order for you to vote to count in favor or against the transaction, that’s to be received and signed before the date of the member meeting or by a certain time.

A VOICE: By 3 o’clock. MR. VIOLA: By 3 o’clock. So don’t assume that the mail is going to post-mark it and qualify it as a vote. Get your votes in early and make sure that they’re taken.

MR. STEINHAUSE: Thank you, Vinnie. Just a few things. Yes, Michael.

MR. MARKS: Bill, you’ve talked about building value. Can you be a little more specific? You mentioned technology and strategic lines, I think, in your opening remarks. I think a lot of the people feel that the Exchange is struggling under competitive pressures here and are concerned about technology. And I appreciate your remarks about that.

Do you have any business plan? Do you have a vision? Do you have any more details you can tell us about what your plan to build value actually is?

MR. FORD: Michael, I think the goal has to be working together. And I hope we can make a contribution to this effort. And I think we can, I know we can to ensure that the NYMEX retains its position as the dominant energy exchange in the world.

And I think you’re correct in saying that there are more threats, current threats and potential threats on the horizon than this Exchange has seen in many, many years. And I think that’s a reason that the Exchange does need to ask. I think the private equity process. And I feel that we’ll give the company access to more capital, public currency will be important steps in preparing it to win that position, retain that position.

I think I talked about technology because I do believe that technology and robust electronic trading capability can complement what exists here today in open outcry and can stave off some of the competitive threats that have emerged and potential competitive threats from other exchanges.

We don’t come with a detailed business plan that we’re going to try to force on the membership or on the board or on the management team. Our job is to apply our skills, our experience and our knowledge, and work with the management team and with the board to help them make good decisions and achieve the ultimate goal which is that this place remains the dominant energy exchange and build significant shareholder value. We need to drive this to be worth a lot more than where we start.

MR. MARKS: May I follow-up? So you don’t have a specific plan; is that it?

MR. FORD: That’s not what I said.

MR. MARKS: Maybe I misunderstood you.

MR. FORD: I think what the people at NYMEX are doing now is giving serious consideration to strong side-by-side trading is a wise move. I think the international expansion that the company has embarked on, that, you know, established itself in international energy markets is a very, very sound move.

We feel the execution in London and Dubai as Jim mentioned is important. And I think extends the organization’s leadership. That’s part of the plan that we support. So I don’t know what more you’re looking for.

MR. MARKS: Just one more question if I may, Bill. It’s been suggested, I think, that GA and you will have a fair amount of influence in helping the Exchange in whatever way that may be.

With just one vote though out of whatever the number is, 15, what assurance do we have that you have any more influence than one vote out of 15?

MR. FORD: Michael, you’re right. We are one of 15. And we’re only going to be a 10 percent shareholder. So I think the way we hope to have an impact is by hard work, committing the time at the Exchange, getting our people involved who have the right skills. And hopefully, the force of our ideas and communicating those ideas through management and the board will have an impact.

You’re right to point out we’re a minority investor. And we’re comfortable with that. And we’ve been successful in times past because we’ve been able to develop the ideas and get the right people involved to have an impact. I think we can do that here.

MR. MARKS: Thank you.

MR. STEINHAUSE: Yes. Fish.

MR. CAPOZZA: Bill, I’d just like to direct one question to you, Bill Ford.

MR. CAPOZZA: Bill, you have been —

MR. STEINHAUSE: Not everybody knows you, Al. Just announce who you are.

MR. CAPOZZA: Al Capozza. You have now been a party to two proxies that have basically shut down the voice of our shareholders and the ability of some of our best and brightest members in this Exchange to run for chairman and vice chairman.

I just have one question I’d like to ask you. Is this how you want to begin a new partnership with us? I mean, this is something that you had involvement in that first proxy and it had to be addressed. You want to start a new partnership with us, and can you comment on that please?

MR. STEINHAUSE: You know, this has been a policy of the Exchange.

MR. CAPOZZA: I’m sorry. I’d like to have Bill Ford address that.

MR. FORD: One of the things that I’ve learned about the NYMEX is that there’s a lot of people who want to be heard. And the process of both proxies, the first one and the second one was one that basically took input from a large number of people in this room, a large percentage of the membership interacting with the staff and with the board. And I think it is a very, very productive process.

I think the board, you know again, we’re not an investment company. We’re not a member of the board yet. But was responsive to some of the concerns that were articulated by this group. And it resulted in a much stronger document. And, frankly, an improved deal for this whole membership. And I think that’s quite positive. I think it’s certainly a very, very positive outcome.

MR. CAPOZZA: Bill, if I may follow up. I’m sorry. If I may follow up with a follow-up question to you. It was productive. And, as you know, I took a stand on this issue as you all know. And I was hoping others would, especially when I saw that our rights were being denied us and there was an issue there, without going over all these points, I have this in my letter. You can read that letter. But the bottom line is I got this feeling that this is something that you were involved in. And if that’s how we were going to start a relationship, it seems to me a very bad relationship. And I realize we had one proxy. And it was reviewed. And I saw a initiative to address many issues on that proxy.

And as a result, on a number of the items that were in that first proxy were not in the second proxy. But in the second proxy you’ve been involved in the second proxy also. The issue that an equity member cannot run for a vice chairmanship or the chairmanship of this Exchange with a company that’s being public, I mean, we should all be open. We’re going public. We’re trying to put our best foot, our best face to the investment public. To not have that is something I feel you’re associated with. And that’s the beginning of our relationship.

And I’m not being critical of you. I’m not here to be critical of you. And I’d like to talk to you. I’m just asking you a question that is, is that how you want to start a relationship with us?

Now, I’d like to have him answer that if that’s all right.

MR. STEINHAUSE: I’ll let him answer it.

MR. CAPOZZA: He can talk for himself.

MR. STEINHAUSE: I know he can. I know he can. I just want to clarify that as a member, we started in 1989, 1990 to prevent somebody to come in and buy a seat and take over the Exchange. That was the reason this rule was put in long before I was on the board. So that’s what we tried doing. As you know, we tried to keep the structure as it has been in the past. This existed for the last 16 years. We’ve tried not to change too many of the bylaws and keep them just as it was until you get to an IPO. And after we get to an IPO, obviously everybody is going to be allowed to run.

Bill, do you have any more to say on that? I don’t think so.

Frank.

A VOICE: Codification of the policy was brought up at an equity holders advisory committee meeting with all of the lawyers present. And it was decided at that meeting to codify that policy into the proxy. It was not done by Mr. Ford. It was done by the equity holders at that meeting.

MR. STEINHAUSE: Thank you, Frank. Go ahead, Fish.

MR. FISHER: Actually, I’m happy to say that both Mr. Capozza and Michael are both here today to express their opinions.

Because the way I look at things, rightly or wrongly, and I just tell it the way it is, I feel that some of you are on the Howard Cosell exchange. Like me, hate me. I tell it the way it is. The time to voice opinions and dissention is over with. I view it, and I said this to a number of people over the last week, we’re all in the boat together out at sea. And everybody here doesn’t know which direction to go. And everybody here is going to roll left, wants to go left. And this gentleman here wants to go right. But he’s the only one willing to row the boat. Everyone else has an opinion, but no one else is willing to step up to the plate and do anything.

The time of opinions is over if all you’re willing to do Michael and Mr. Capozza is just give an opinion. If you’re willing to row from my personal experience, everybody from Jim Newsome to Mitchell to Richie is willing to listen. Because listening is the key to success. Listening, getting ideas, implementing, you’re not going to be right in everything you do. But if we’re right on 50 percent of what we do, this is going to be a homerun.

But the point being is, okay, in readdressing what Mr. Capozza said about a year ago, I think I started, kind of started this process by being a Blackstone here. GA, not Blackstone was picked. I’m still here. I’ll be supportive of the deal. I want what’s best for NYMEX and for the 800, 816 seat holders. I didn’t get paid. I don’t have any finder’s fee, okay. I am not, you know, the devil 666.

All I am looking to do is max out. I’m looking here so that the next generation looks around, we’re all about to vote whatever, for the next generation to be able to call this place home. To max out. To create volume. And to make money. That’s it.

And I want to see one thing. If any of you avails yourself of the opportunity to go bang on Sean’s door or Richie’s door or Jim’s door or Mitchell’s door. I’d be very surprised if you don’t get a response, come on in. Let’s figure out. Tell me what you want to do. If you you have something to do, if you just want to say what’s wrong, but not willing to roll up your sleeves, I don’t think you should matter in the process anymore. That’s just my opinion.

MR. CAPOZZA: I want to speak one more time. This gentleman is talking about a financial plan. But I’ve been addressing the business plan. Addressing the problems of NYMEX. Mr. Ford is involved in a financial plan. We all want to go public. I mean, that’s our dream.

But the main issue here right now and the main focus of what we should be focusing on is solving our problems, our business problems, the problems concerning ICE which we all know about, the problems concerning CME with their announcement that they’re going to come out with energy contracts at the end of June. CBOT is knocking on COMEX’s door. We don’t even have the deal locked in right now.

Now you talk about the ClearPort trading platform. I’m sure that Mr. Ford and the team up here, I’m sure you have done some due diligence to compare that to ICE, to compare that to EURX, to compare that to Globex and to see if that system, this electronic system that we’re going to put side-by-side is something we can kick the tires on. And something that’s really going to compete and get back our market. And I have some real serious doubts about that. And I’m not being critical.

MR. VIOLA: What are those doubts? What are those doubts? What are the technological doubts?

MR. CAPOZZA: Vinnie, I’ll let you come up here and talk.

MR. STEINHAUSE: Let’s not get into too much of an argument about this.

MR. CAPOZZA: Can I finish my statement I’m address? Can I finish my statement? Thank you.

Those are some of my concerns. Now, I put all my concerns into a number of correspondence to you and to the membership. And to be very frank with you, we all have the best interests of NYMEX at heart. I have the best interest of NYMEX at heart. I have a family. I have children. I’d like to see this Exchange marketed for them. We all do it for that. So we’re all looking for the best interests here.

Mr. Bill Ford represents a financial package. Let’s just keep this in perspective. And the whole dynamic of the last nine months have been emphasizing that financial package to the detriment of NYMEX in this respect. That we have not been focusing on our business problems.

Now, I’m a businessman. And I’m involved in another business. And that’s something we constantly address. But I’m asking you, now, Vinnie asked me what are the problems?

MR. VIOLA: I would like to consult and tell me. I would like someone and come in and answer your question. I would like someone to come in and compare ClearPort to all the other systems out there. And I’ll tell you why. I’ll tell you why. And I’ll tell you in my letter. We get one shot at this side-by-side trading when it comes on.

If side-by-side trading, if I can finish, Vinnie, please. If I can finish, if side-by-side trading doesn’t do the trick, doesn’t do what it’s supposed to do against these other systems, that’s going to be very bad for NYMEX. And that’s all.

MR. STEINHAUSE: Rich, Rich.

MR. SCHAEFFER: I would like to make a comment. You say we don’t have a business plan. I’ll tell you without getting into specifics because everything we say gets in the newspaper. And I read about all your suggestions in the newspaper.

I will tell you. I will tell you that Newsome and his team are doing an unbelievable job. We have a business plan. Yes, we’re moving forward. Please come in and spend an hour with our team. Ask us what it is. We do not want our business plan in the press so that ICE and CME and CBOT can take it and implement it. Please come in. Please work with us. And it’s time that we all work together. Put the axes away. Come on in. We embrace you as a member. Let’s work together and be productive.

MR. STEINHAUSE: Vinnie.

MR. VIOLA: Thank you, Mitchell.

Al, I have the floor, please, with due respect.

A VOICE: Sit down Al.

MR. VIOLA: As someone intimately involved in the conception and execution of our architecture for ClearPort, I want to make some points.

Al, you may want to listen to this.

Our system handles a higher message rate, has a higher capacity of market data, and it’s scalable without touching the software by just cascading simple processing power. EURX cannot. ICE cannot. GLOBEX is getting there. We’re there. Bill, Peter Bloom will tell you that. I know he did in due diligence.

Point number 2. This is very important because you have to hear this. Our system has implied functionality upon implied functionality. Now, unfortunately, I think

Fish will back me up on this, we don’t want during the daytime right now to release implied functionality on implied functionality. That’s basically the key to the success of our floor trades.

If you can say one thing that distinguishes the quality of our liquidity from any other exchange in the world is what? What is it, Al? What do you think our guys do better, unique, our culture of traders than anybody in the world? Spreads trading, spreads butterflies. A bid against the bid; an offer against an offer. We’re not subject to a one-month market. We all know that.

The third point I want to make, and it’s very, very important, over the past six years it’s documented in the public releases that the CME has spent over $1 billion on their technology. We developed a system called ClearPort.

I want to say one more technological fact. Any of you guys who enjoy technology the way I do, we know that the current generation-oriented financial object-oriented computer language is Java. It’s now being taken on by another language in development. Java is a very efficient compiled language. We are written in Java over a Linx operating system. As you know, Linx operating system is open source. It’s the most highly proliferated science in terms of the processes of the hardware and the software logix that’s written into the particular business purpose.

Now, very important, Al, this is for you. I want you to hear this. The CME Globex system is written in what language? I want to see if you know. It’s written in four generations of a language called C. Not C+, not C++. Not Digital Basic. Do you know what drives their system until today? A tandem environment. Al, tandem. Not as old as you, but it’s close.

Now, to take our system, and, oh, by the way, Al, the billion dollars that the CME spent, we put about $16 million into our investment, our capital investment. We took the best features of the distributed architectures — I don’t have the meeting — in Ireland and in Archipelago. Some ways we’re many ways ahead of Archipelago. So we have the system. It’s a matter — Al, let me finish. I’m going do make you happy. Stop writing to the Post after this meeting lets out.

MR. STEINHAUSE: I don’t want to cut this short. And, Al, if you have a debate on technology...

MR. VIOLA: Think it’s important to the members. This is very important.

MR. CAPOZZA: Vinnie, I don’t write to the Post.

MR. VIOLA: Al, listen.

MR. STEINHAUSE: Guys, please stop that.

MR. VIOLA: It’s very, very important. We have the technology, guys. If we have the will, if we have the leadership to preserve the best features of our floor as we employ this high powered environment of technology, there’s going to be a wide range of opinions on how fast you go side-by-side, how much technology we are enabled on the floor to support traders, development. That’s a whole other debate.

The fact is your seat has quadrupled in value. The Exchange launches more products, as Jim says, quicker than any exchange in the world. We own a patent on the applied and implied technologies distributed architecture. Many people think to include the CME that as a bevvy of assets, our technology represents the best challenge to the current systems that are out there.

Thank you very much.

MR. STEINHAUSE: Guys, unless there are questions, I don’t want to have more debate on the technology.

Go ahead, Al.

MR. CAPOZZA: What Vinnie said before, Vinnie, this is directed to you since you were saying it. If I understand you correctly, you’re saying that we have nothing to fear with ClearPort; is that my understanding?

MR. VIOLA: Absolutely.

MR. CAPOZZA: That ClearPort —

MR. VIOLA: Absolutely.

MR. CAPOZZA: — is going to compete with all those systems out there.

MR. VIOLA: Absolutely, absolutely, Al.

MR. STEINHAUSE: Al, take that offline, please. Thank you very much. If you have any questions. Thank you both.

Mark.

MR. FISHER: I just have one thing. And not technology. Because, you know, I can’t even type.

Since there are certain people here that no matter what you do isn’t good enough, I think the current bid on the seat. I would like, if you’re not happy, I’ll split the middle and buy every seat you want to sell.

MR. CAPOZZA: What are the seats going to be in the future. Can you give me a price?

MR. FISHER: If you’re not comfortable...

MR. STEINHAUSE: Please put the microphones down. This is a question and answer session. It’s over at this point.

Al, Mark, take it offline. Please do. This isn’t going to be a debate between Vinnie and Al.

If you have a question. Thank you, Marilyn.

A VOICE: This is a question from Ted Andressen. It’s to Bill Ford.

In the agreement in one of the sections there is a list of intellectual property for the Exchange.

Is there a similar list of intellectual property that GA will bring to the table?

How will GA make those knowledge and technology transfers?

Will they bring them to the table or is this something NYMEX will pay for?

MR. FORD: I think one of the things we’ve been clear on from the very beginning with the board and management, that there are no fees or advisory fees, intellectual property fees related to our investment.

We will always profit from the NYMEX to the extent that the value of the stock that we buy goes up. I think what I’ve tried to communicate today is that we have the people who have the experience skills and ideas to make the kind of contribution that I know many of you are looking for and asking of us. And we don’t come with patents, per se, or things of that nature.

MR. STEINHAUSE: Thank you.

I think the main theme is that we have to all row in the same direction. Time to get together. And it’s time to move forward. Let’s not keep looking in the rear view mirror.

Before you leave don’t rely on this meeting, please read through your definitive proxies if you haven’t already done so.

I hear a lot you guys are walking out. Give me two minutes, please.

I hear from a lot of you on a daily basis that this is the route that you wanted to go. The most frequent question that I’m asked is are we going to go public in ‘06. It’s not up to me. It’s up to you.

For that reason the board urges you to vote for the GA transaction on March 14th because it’s a great opportunity for all of us as a needed step on the ongoing transformation.

This meeting will be... as a reminder. The replay of this meeting will be available tomorrow by Webcast and conference call. Check our Web site.

I want to thank every one of you for attending today. Thank you very much.

(Time noted: 4:20 p.m.)

Mitchell Steinhause, New York Mercantile Exchange
James Newsome, New York Mercantile Exchange
Bill Ford, General Atlantic LLC
Informational Meeting for Shareholders and Members
March 2, 2006
Moving NYMEX Forward

Forward-Looking & Cautionary Statements
This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform
Act, with respect to our future performance, operating results, strategy, and other future events.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our ability to consummate the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the merger or the private placement of Series A Preferred
Stock to General Atlantic, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative.  Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements.  In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, in whole or in part, the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection the merger or with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets.  We assume no obligation to update or supplement our forward-looking statements.

Meeting Agenda Recap of strategic review process Summary of key transaction terms NYMEX/GA partnership Other NYMEX initiatives Next steps Q&A

Recap of Strategic Review Process
Continues NYMEX’s transformation, begun with our
demutualization in 2000, to unlock value for
shareholders
Board review determined that GA transaction offers
the greatest long-term value for shareholders
Received feedback from many members and
shareholders that we incorporated into the definitive
agreement

Summary of Transaction
Transaction with GA will create a strong platform for
NYMEX’s future:
– Best partner to provide near-term liquidity to our
shareholders and generate long-term value
– Strong supporter of open outcry, complemented by robust
technology to meet customer demand
– Right combination of exchange sector experience and
capital markets expertise
– Proven record of helping companies execute IPOs

Key Financial Terms
NYMEX’s equity valued at $1.6 billion
Distribution of $160 million to current shareholders
shortly after transaction closing
Additional payment of $10 million ($1.7 billion) to
current shareholders if NYMEX:
– Holds its special meeting to approve the GA transaction by
March 15, 2006
– Conducts its annual meeting to elect a 15-member Board by
May 1, 2006
– Completes an IPO that values its equity at $2 billion or more by December 31, 2006
GA will not participate in these dividends

Board Composition
25 Board members immediately following GA transaction close, including Bill Ford of GA who will fill current vacancy
Annual meeting on May 1, 2006 to elect new, 15-member Board
Directors will each serve one-year terms and comprise:
– Two At-Large representatives
– Two Equity Holder representatives
– One FCM representative
– One Floor Broker representative
– One Local representative
– One Trade representative
– Three Public Directors
– Chairman
– Vice Chairman
– President and CEO (Jim Newsome)
– GA representative (Bill Ford)

Proposed Trading Rights Protections
1. Changes to requirement that Exchange maintain facility and financial support for floor trading facility for a minimum of 5 years
2. Elimination, suspension or restriction of floor trading for 5 years (and thereafter, elimination or suspension if a product is liquid)
3. Increase or decrease in number of memberships
4. Transactions which cause the clearinghouse to be no longer wholly-owned by the
Exchange
5. Change to May 1, 2006 annual meeting deadline
6. Changes to economic rights
75% of all outstanding
memberships
1. Elimination of any product from a member's rights and privileges or any restrictions or limitations.
50%+ of all
outstanding
memberships
1. New category of fee or charge, and for core products, any change in fees
2. Issuance of trading permits for current floor products.
3. Material changes to eligibility requirements for membership
4. Changes in regular trading hours
5. Changes to current procedures for setting margin requirements.
6. Material changes to eligibility criteria/composition of Regular Committees
7. Restrictions on floor trading for liquid products (starting 5 years after the closing)
50%+ of memberships
present at a meeting
Quorum is 272
memberships

Electronic Trading Privileges
To support the value of the Trading Rights by limiting who can get member rates for trading electronically, the Trading Rights will contain, in addition to the right to trade on the floor, a maximum of 4 electronic trading privileges entitled to get member rates (1 for the owner of the trading right and 3 others that can be used by traders who trade for the account of the Trading Rights owner).  If an owner leases his Trading Rights, the lessee will get, in addition to the right to trade on the floor, 2 electronic trading privileges entitled to get member rates (1 for the lessee and 1 other that can be used by a trader who trades for the account of the lessee).
In such cases, the Lessor will have the same hold harmless protections that they currently have when they lease their seats.
These electronic trading privileges can only be leased together with the
Trading Rights and only to an individual.
Member firms and member clearing firms will not have such limits on the number of electronic trading privileges that can get member rates, as long as such privileges are being used by traders who are trading for the account of such member firm or member clearing firm.

Proposed Trading Rights Protections --
Economic Rights
1. Members will receive royalty on the electronic trading of any NYMEX Division product if
• the floor is closed permanently for the product
OR
• 90% of the product's trading volume is from electronic trading
The royalty payment will be the greater of
• 10% of the gross revenue from electronic trading of the product
– The electronic trading revenues, for the purposes of this royalty payment, will not include market data fees or revenues from bilateral transactions cleared through
NYMEX ClearPort clearing or a successor.
OR
• 100% of the revenue from any additional special fee or surcharge applicable to the electronic trading of the product
2. Members will also receive the fees (net of expenses) charged to participants in the
NYMEX miNY™ Designee Program for so long as the program exists.
3. GA will not participate in either of these royalty payments.

Proposed Trading Rights Protections --
Procedures
In order to allow the board of directors to act quickly in the event changes are proposed to the trading rights, COMEX-style negative consent procedure will be used:
1. Board will send notice of a proposed change to the Class A members.
2. If less than 10% of the Class A memberships object to the proposed change within 15 days, the proposed change will be deemed approved.
3. If at least 10% of the Class A memberships object to the proposed change within 15 days, a special meeting of the Class A members will be called to vote on the proposed change.
COMEX-style negative consent procedure will not be used for those trading rights which require the consent of 75% of all outstanding memberships.

Other Major Transaction Terms
For five years following the close of the transaction,
GA is prohibited from seeking control of the Board or
management
Shareholders who want to sell their shares prior to an
IPO must first offer their shares to all non-GA
shareholders before offering them to GA
Restriction on GA owning a maximum of 20% of
voting power will remain in place without a time limit
There is no break-up or other expense
reimbursement if the deal is not approved

General Atlantic

Investing globally in market leaders

NYMEX

NEW YORK MERCANTILE EXCHANGE

Bill Ford President, General Atlantic

Introduction to General Atlantic
A stable capital base of $10 billion from long-term
investors (primarily non-institutional)
26 years of private equity investment experience;
investments in over 150 companies
Long-term investment horizon
Active value-added, partnership approach
Over 30 IPOs completed for portfolio companies
Typically a minority investor
Deep experience with technology businesses

E*TRADE FINANCIAL

archipelago

priceline.com

LHS

COMPUWARE

patni

BaaN

EXULT

NYMEX
NEW YORK MERCANTILE EXCHANGE

Pre- and Post-IPO Investment Periods
Our companies have often completed IPOs within 12 to 24 months from our investment, however our typical holding period is 5 or more years
8 years
Ongoing
5 years
Ongoing*
4 years
3 years
3 years
Ongoing
6 years
Investment
Period Post IPO
9 years
3+ Ongoing
7 years
3+ Ongoing*
7 years
5 years
4 years
2+ Ongoing
7 years
Total Investment Period
19 months
26 months
27 months
18 months
39 months
19 months
8 months
9 months
12 months
Time to IPO from
GA Investment Company
* Through shareholding in Hewitt

NYMEX’s General Atlantic Team
Former MD of Salomon Brothers’ Technology Division
New York Electronic Crimes Task Force (member)
British Petroleum Digital and Communications Tech Advisory Board
(member)
Peter Bloom, Managing Director
Former Senior Vice President and Chief Financial Officer at LEGENT
Corporation
Previously at UCCEL Corporation, PepsiCo, and United Technologies
Corporation
Franchon Smithson, Managing Director
Current Board Member of RiskMetrics
Joined GA from Morgan Stanley
Alex Chulack, Vice President
Joined GA from Paul, Weiss, Rifkind, Wharton & Garrison David Rosenstein, General Counsel
Current Board Member of NYSE / Archipelago and Computershare
Joined GA from Morgan Stanley
Bill Ford, President
Background Name and Title
Rene Kern, Managing Director
Current Board Member of iSoft, Intec, and RiskMetrics
Joined GA from Morgan Stanley
Former management consultant with Bain

General Atlantic Focus Areas IPO preparation and execution Board process and governance Technology strategy Financial planning and budgeting Corporate strategy Mergers, acquisitions, and alliances

Update on Other Initiatives Side-by-side trading – Continuing to solicit your feedback – Informational meeting to review scope and timing Regulatory update London Dubai

Next Steps
Shareholder vote at special meeting on Monday,
March 13, at 3 p.m. in Boardroom 1016 at NYMEX
If GA transaction is approved by shareholders:
– NYMEX intends to complete the GA transaction on Tuesday,
March 14
– All nominations for the 13 available new Board seats are due by
Monday, March 20
– We will conduct our next annual meeting on Monday, May 1

Next Steps – Possible IPO
NYMEX and GA share a common interest in conducting
an IPO as soon as possible
We will conduct an IPO only with the approval of our
shareholders
Timing of our offering will depend on several factors,
including market conditions and regulatory and
shareholder approval

Questions & Answers

Statement Regarding Information That
May Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement,
NYMEX has filed with the Securities and Exchange Commission and distributed to its stockholders a proxy statement.
NYMEX's stockholders are urged to read the proxy statement in its entirety and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters.  When these documents are filed, they can be obtained for free at the SEC’s website
(www.sec.gov).
Additional information on how to
obtain these documents from NYMEX will be made available to stockholders.
NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from
NYMEX's stockholders in connection with the proposed private placement.  Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting.  Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.

Mitchell Steinhause, New York Mercantile Exchange
James Newsome, New York Mercantile Exchange
Bill Ford, General Atlantic LLC
Informational Meeting for Shareholders and Members
March 2, 2006
Moving NYMEX Forward